                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 AUTOCYTE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                 AUTOCYTE, INC.

                                112 Orange Drive
                       Elon College, North Carolina 27244
                                 (336) 584-0250

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           To be held on May 28, 1998

         Notice is hereby given that the 1998 Annual Meeting of Stockholders of AutoCyte, Inc. (the "Company"), a Delaware corporation, will be held on Thursday, May 28, 1998, at 10:00 a.m. at the Courtyard by Marriott, 3141 Wilson Drive, Burlington, North Carolina, to consider and act upon the following matters:

1.       To elect one (1) member of the Board of Directors;

2. To ratify the selection by the Board of Directors of Ernst & Young LLP as the Company's independent auditors for the current fiscal year.

3. To transact such other business as may properly come before the meeting or any adjournments thereof.

         Only stockholders of record at the close of business on April 16, 1998 will be entitled to vote at the meeting.

         IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.

                                   By order of the Board of Directors,
                                   Steven N. Farber
                                   Secretary


April 29, 1998

                                 AUTOCYTE, INC.
                                112 Orange Drive
                       Elon College, North Carolina 27244
                                 (336) 584-0250

                                   ----------
                                 PROXY STATEMENT
                                   ----------

                               GENERAL INFORMATION

         This Proxy Statement, with the enclosed proxy card, is being furnished on behalf of the Board of Directors of AutoCyte, Inc. ("AutoCyte" or the "Company") for use at the Company's 1998 Annual Meeting of Stockholders to be held on Thursday, May 28, 1998, at 10:00 a.m. at the Courtyard by Marriott, 3141 Wilson Drive, Burlington, North Carolina and at any adjournments thereof (the "Meeting").

         When the proxy card of a stockholder is duly executed and returned, the shares represented thereby will be voted in accordance with the voting instructions given on the proxy by the stockholder. If no such voting instructions are given on a proxy card with respect to one or more proposals, the shares represented by that proxy card will be voted, with respect to the election of director, for the nominee named herein, and with respect to other proposals as may properly come before the Meeting, in accordance with the recommendations of the Board. Stockholders may revoke their proxies at any time prior to any vote at the Meeting by written notice of revocation to the Secretary of the Company at or before the Meeting, by submission of a duly executed proxy card bearing a later date or by voting in person by ballot at the Meeting.

         This Proxy Statement and the enclosed proxy card are first being mailed or otherwise furnished to all stockholders of the Company entitled to notice of and to vote at the Meeting on or about April 29, 1998.

                      VOTING SECURITIES AND VOTES REQUIRED

         Holders of the Company's common stock, $0.01 par value per share ("Common Stock"), of record on the books of the Company at the close of business on April 16, 1998 (the "Record Date") are entitled to notice of and to vote at the Meeting. On the Record Date, there were 12,670,065 shares of Common Stock issued and outstanding, each of which entitles the holder to one vote on each matter submitted to a vote at the Meeting.

         The presence, in person or by proxy, of the holders of a majority of the Company's Common Stock entitled to vote at the Meeting is necessary to constitute a quorum at the Meeting. Pursuant to the Delaware General Corporation Law, the Company's Restated Certificate of Incorporation and its Amended and Restated By-laws (the "By-laws"), directors are elected by a plurality of the votes properly cast at the Meeting. Abstentions, votes withheld and broker non-votes will not be treated as votes cast for this purpose and will not affect the outcome of the election. A "broker non-vote" occurs when a registered broker holding a customer's shares in the name of the broker has not received voting instructions on a matter from the customer and is barred by applicable rules from exercising discretionary authority to vote on the matter and so indicates on the proxy.

                                 SHARE OWNERSHIP

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 1, 1998 by (i) each person known by the Company to own beneficially 5% or more of the Common Stock, (ii) each Named Executive Officer (as defined in "Executive Compensation" below), (iii) each director of the Company and (iv) all directors and executive officers of the Company as a group:

                                                      Shares of Common Stock
                                                       Beneficially Owned(1)
                                                     -------------------------
Beneficial Owner                                     Shares            Percent
----------------                                     ------            -------

Roche Image Analysis Systems, Inc................   3,049,680             24.1%
 1080 U.S. Highway 202
 Somerville, NJ 08876-3771

Sprout Capital VII, L.P. and certain
 related entities (2)............................   2,170,098             17.1%
 3000 Sand Hill Road
 Bldg 3, Suite 170
 Menlo Park, CA 94025-7114

Ampersand Specialty Materials
  and Chemicals III Limited
  Partnership and certain related
  entities (3)...................................   2,156,411             17.0%

Allemanni, LLC ..................................   1,991,763             15.7%
 2307 York Road
 Burlington, NC 27215

J.P. Morgan & Co. Incorporated (4)...............     681,900              5.4%
  60 Wall Street
  New York, NY  10260

James B. Powell, M.D.(5) ........................   2,141,763             16.9%
Richard Charpie, Ph.D.(6)........................   2,156,411             17.0%
Robert E. Curry, Ph.D.(7)........................   2,170,098             17.1%
Thomas P. Mac Mahon .............................      48,819                 *
Susan E. Whitehead (8)...........................      12,918                 *
Ernst A. Knesel (9)..............................     192,847              1.5%
Thomas Gahm, Ph.D. (10)..........................      77,536                 *
James W. Geyer, Ph.D.(11)........................      50,761                 *
William O. Green (12) ...........................      39,877                 *
All current executive officers and
 directors as a group (11 persons) (13) .........   6,891,030             54.4%

------------------------

   *  Indicates less than 1%.

(1) The persons and entities named in the table have sole voting and investment power with respect to the shares beneficially owned by them, except as noted below. Share numbers include shares of Common Stock issuable pursuant to outstanding options that may be exercised within the 60-day period following April 1, 1998.

(2) Consists of the following shares: 1,887,760 shares held by Sprout Capital VII, L.P. ("Sprout"); 217,009 shares held by DLJ First ESC, L.L.C. ("DLJ First"); 43,401 shares held by DLJ Capital Corporation ("DLJ Capital"); and 21,928 shares held by the Sprout CEO Fund, L.P. ("Sprout CEO"). DLJ Capital is the managing general partner of Sprout and Sprout CEO and has voting and investment control over the shares held by those two entities. DLJ LBO Plans Management Corporation ("DLJ LBO") is the manager of DLJ First and has voting and investment control over the shares held by DLJ First. DLJ Capital and DLJ LBO both are wholly owned subsidiaries of Donaldson, Lufkin & Jenrette, Inc.

(3) Consists of the following shares: 1,724,126 shares held by Ampersand Specialty Materials and Chemicals III Limited Partnership ("ASMC III"); 28,183 shares held by Ampersand Specialty Materials and Chemicals III Companion Fund Limited Partnership ("ASMC III C.F."); 282,841 shares held by Laboratory Partners I Limited Partnership ("Lab Partners I"); and 121,261 shares held by Laboratory Partners Companion Fund Limited Partnership ("Lab Partners C.F."). ASMC-III MCLP LLP is the general partner of ASMC-III Management Company Limited Partnership, which itself is the general partner of both ASMC-III and ASMC-III C.F. and has voting and investment control over the shares held by those two entities. Ampersand Lab Partners MCLP LLP is the general partner of both Lab Partners I and Lab Partners C.F. and has voting and investment control over the shares held by those two entities.

(4) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 1998. Includes 104,600 shares over which the entity has no power to vote.

(5) Includes 1,991,763 shares held by record by Allemanni, LLC ("Allemanni"). Dr. Powell is the manager of Allemanni and has voting and investment control over the shares held by that entity. Dr. Powell disclaims beneficial ownership of such shares except to the extent of his pecuniary interest.

(6) Consists solely of shares as described in note (3). Dr. Charpie is a general partner of ASMC-III MCLP LLP and Ampersand Lab Partners MCLP LLP and thus may be considered the beneficial owner of the shares described in note (3). Dr. Charpie disclaims beneficial ownership of such shares except to the extent of his pecuniary interest.

(7) Consists solely of shares as described in note (2). Dr. Curry is divisional Vice President of DLJ Capital and acts as attorney-in-fact with respect to its investment in AutoCyte and thus may be considered the beneficial owner of the shares described in note (2). Dr. Curry disclaims beneficial ownership of such shares except to the extent of his pecuniary interest.

(8) Includes 4,918 shares that may be acquired within 60 days of April 1, 1998 upon the exercise of options.

(9) Includes 97,638 shares held by LE'BET, LLC ("LE'BET"). Mr. Knesel is the general manager of LE'BET and has voting and investment control over the shares held by that entity. Mr. Knesel disclaims beneficial ownership of such shares. Also includes 24,363 shares that may be acquired within 60 days of April 1, 1998 upon the exercise of options.

(10) Includes 13,440 shares that may be acquired within 60 days of April 1, 1998 upon the exercise of options.

(11) Includes 32,558 shares that may be acquired within 60 days of April 1, 1998 upon the exercise of options.

(12) Includes 11,143 shares that may be acquired within 60 days of April 1, 1998 upon the exercise of options.

(13) See notes (2), (3) and (5) through (12) above. Includes 86,422 shares that may be acquired within 60 days of April 1, 1998 upon the exercise of options.

                              ELECTION OF DIRECTOR

         In accordance with Section 2 of Article II of the By-laws, the Board of Directors (the "Board") has fixed the number of directors at five for the coming year. The Board is divided into three classes, with the members of each class elected for three year-terms and the term for each class expiring in successive years. At the Meeting, one Class I director will be elected to hold office for three years until his respective successor is duly elected and qualified. The Board has nominated James B. Powell, M.D. for election for a term expiring in 2001. Dr. Powell is currently a director of the Company and has consented to be nominated and to serve if elected. In the event he shall be unable to serve as a director, the shares represented by the proxy will be voted for the person, if any, designated by the Board to replace the nominee. In the event that a vacancy occurs during the three years, such vacancy may be filled by the Board for the remainder of the full term.

         The following table contains certain information about the nominee for election to the Board and about each other person whose term of office as a director will continue after the Meeting.

                                                                                          Present
                                Business Experience During Past Five            Director    Term
           Name and Age            Years and Other Directorships                 Since     Expires
           ------------            -----------------------------                 -----     -------

NOMINEE FOR DIRECTOR:
  CLASS I DIRECTOR

James B. Powell, M.D.          Dr. Powell has served as President and Chief      1996     1998
Age:  59                       Executive Officer of AutoCyte
                               since January 1997. Prior to joining
                               AutoCyte, Dr. Powell served as the President
                               and Chief Executive Officer of Laboratory
                               Corporation of America Holdings ("LabCorp")
                               from May 1995 until January 1997. From June
                               1982 until May 1995, Dr. Powell served as
                               President of Biomedical Reference
                               Laboratories/Roche Biomedical Laboratories,
                               Inc., the predecessor to both LabCorp and
                               Roche Image Analysis, Inc., which he
                               co-founded. He continues to serve on the
                               board of LabCorp, a publicly traded company.
                               Dr. Powell received a B.A. degree from
                               Virginia Military Institute and an M.D. from
                               Duke University, and is board certified in
                               anatomical and clinical pathology.

CONTINUING DIRECTORS:
  CLASS II DIRECTORS

Richard A. Charpie, Ph.D.      Dr. Charpie is Chairman of the Board of          1996      1999
Age:  46                       Directors. Dr.  Charpie is the
                               Managing General Partner of Ampersand
                               Ventures ("Ampersand") and all of its
                               affiliated partnerships. He founded
                               Ampersand in 1988 as a spin-off from
                               PaineWebber Incorporated. Dr. Charpie is
                               currently a director of several privately
                               held companies. Dr. Charpie holds an M.S. in
                               physics and a Ph.D. in applied economics and
                               finance, both from the Massachusetts
                               Institute of Technology.


Robert E. Curry, Ph.D.        Dr. Curry is Vice President of DLJ Capital            1996       1999
Age:  51                      Corporation, a wholly owned subsidiary of
                              Donaldson, Lufkin & Jenrette, Inc. He joined
                              the Sprout Group ("Sprout"), a submanager of
                              various venture capital funds within the
                              Donaldson, Lufkin & Jenrette organization,
                              as a general partner in May 1991. Prior to
                              joining Sprout, Dr. Curry served in various
                              capacities with Merrill Lynch R&D Management
                              and Merrill Lynch Venture Capital from 1984,
                              including as President of both organizations
                              from January 1990 to May 1991. Previously,
                              Dr. Curry was a Vice President of Becton
                              Dickinson from May 1980 to July 1984, and
                              General Manager of Bio-Rad Laboratory Inc.'s
                              Diagnostics Systems Division from August
                              1976 to May 1980. He currently is a director
                              of Biocircuits Corporation, Diatide, Inc.,
                              Nanogen, Inc. and Photon Technology
                              International, Inc. Dr. Curry received a
                              B.S. from the University of Illinois, and an
                              M.S. and Ph.D. in chemistry from Purdue
                              University.

  CLASS III DIRECTORS

Thomas P. Mac Mahon           Mr. Mac Mahon succeeded Dr. Powell as                  1996      2000
Age:  51                      President and Chief Executive Officer of
                              LabCorp in January 1997 and also serves as
                              Chairman of the Board of LabCorp. Mr. Mac
                              Mahon served as Senior Vice President of
                              Hoffmann-La Roche Inc. from 1993 to January
                              1997 and President of Roche Diagnostics
                              Group and a Director and member of the
                              Executive Committee of Hoffmann-La Roche
                              Inc. from 1988 to January 1997. A graduate
                              of St. Peter's College, Mr. Mac Mahon
                              received an M.B.A. in marketing from
                              Fairleigh Dickinson University.

Susan E. Whitehead            Ms. Whitehead is Acting Chair of the                  1997       2000
Age:  44                      Whitehead Institute for Biomedical Research,
                              a trustee of the Massachusetts Institute of
                              Technology, and Treasurer of the Horizons
                              Initiative, a Boston-based group focused on
                              the needs of homeless children and
                              Chair-Elect of the Planned Parenthood League
                              of Massachusetts. From 1989 to October 1995,
                              Ms. Whitehead was an attorney in private
                              practice in Boston, Massachusetts. From 1982
                              until 1987, she served as a prosecutor in
                              New York City. Ms. Whitehead received a J.D.
                              from Cardozo School of Law, and a B.S. from
                              Cornell University.

         During the year ended December 31, 1997, the Board held seven (7) meetings. Each of the directors attended at least 75% of the Board meetings and meetings of committees of the Board of which he or she was a member, except for Ms. Whitehead who attended 60% of such Board meetings. In addition, from time to time, the members of the Board of Directors and its committees may act by unanimous written consent pursuant to Delaware law in lieu of a meeting.

         The Company has standing Audit and Compensation Committees of the Board, but does not have a Nominating Committee.

         The Audit Committee consisted of Dr. Charpie, Dr. Curry and Ms. Whitehead during 1997; Mr. Mac Mahon replaced Ms. Whitehead on the Audit Committee effective as of April 9, 1998. The Audit Committee assists the Board in the discharge of its duties and responsibilities by providing the Board with an independent review of the financial health of the Company and of the reliability of the Company's financial contracts and financial reporting systems. The Audit Committee reviews the general scope of the Company's annual audit, the fee charged by the Company's independent auditors and other matters relating to internal control systems. The Audit committee held no meetings in 1997.

         The Compensation Committee currently consists of Dr Charpie, Dr. Curry and Mr. Mac Mahon. The Compensation Committee determines the compensation paid to all executive officers of the Company, including the Chief Executive Officer. The Compensation Committee's duties include the administration of the Company's Amended and Restated 1996 Equity Incentive Plan. The Compensation Committee held one meeting in 1997.

DIRECTOR COMPENSATION

         Directors currently receive no compensation for their service on the Board except pursuant to the 1997 Director Stock Option Plan (the "Director Plan"), which was adopted by the Board and stockholders of the Company in June 1997. All of the directors who are not employees of the Company (the "Eligible Directors") are currently eligible to participate in the Director Plan. There are 100,000 shares of Common Stock reserved for issuance under the Director Plan. Upon the election or reelection of an Eligible Director, such director automatically will be granted an option to purchase 10,000 shares of Common Stock. Options become exercisable with respect to 2,000 shares on each anniversary of the date of grant for a period of five years, provided that the optionee is still a director of the Company at the opening of business on such date. Each option has a term of ten years. The exercise price for each option is equal to the last sale price for the Common Stock on the business day immediately preceding the date of grant, as reported on the Nasdaq National Market. The exercise price may be paid in cash, shares of Common Stock or a combination of both.

         On March 25, 1997, Ms. Whitehead was granted an option to purchase 4,918 shares of Common Stock in connection with becoming a director of the Company. These options vested immediately and have an exercise price of $0.2033 per share.

                             EXECUTIVE COMPENSATION

         The Compensation Committee Report on Executive Compensation and the tables set forth below provide information about the compensation of executive officers of the Company.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors (the "Committee") currently consists of Dr. Richard A. Charpie, Dr. Robert E. Curry and Thomas P. Mac Mahon. The Committee's responsibilities include: (i) reviewing the performance of the Chief Executive Officer and the other executive officers of the company and making determinations as to their cash and equity-based compensation and benefits and (ii) administration of employee stock option grants and stock awards under AutoCyte's Amended and Restated 1996 Equity Incentive Plan (the "Option Plan"). The Committee held one meeting in 1997. All members were elected to the Committee upon its formation in June 1997. Before June 1997, the Board of Directors, including Dr. James B. Powell, President and Chief Executive Officer of the Company, fulfilled the responsibilities later delegated to the Committee. As noted below, decisions with respect to executive compensation before June 1997 were decisions of the Board of Directors, except that Dr. Powell did not participate in any decisions with respect to his compensation.

         The Company's executive compensation policy is designed to increase shareholder value by attracting, retaining and motivating executive officers to maximize the Company's performance. Generally, the Company has set the salaries of its executive officers at slightly below industry averages and provided for significant variable compensation through stock options. There is no annual cash incentive plan. Various other benefits include medical and retirement savings plans generally available to all employees.

         The Committee reviews the entire executive compensation package, which consists of base salary and stock option grants under the Option Plan.

ELEMENTS OF EXECUTIVE COMPENSATION

Base Salary

         The Company's policy is to set base salaries of its executives at slightly below industry average, as determined using compensation surveys for the industry. Base salaries for executive officers were set upon the formation of the Company for officers who were employed by the Company's predecessor, or upon hiring for new officers employed during 1997. Base salaries are reviewed on an annual basis using compensation surveys for the industry.

Cash Incentive Compensation

         The Company does not maintain a cash incentive plan for executive officers. The Committee believes that the Company's stage of life and cash requirements make it more prudent to motivate management with non-cash incentives, consisting of stock option grants.

Stock Options

         In general, stock options are granted to AutoCyte's executive officers at the time of their hire and at such other times as the Committee may deem appropriate. In reviewing option grants, the Committee uses the same industry survey data as used in its analysis of base salaries. The Committee bases its stock option award decisions upon a comparison with the equity ownership of officers holding similar positions in other medical technology companies, as well as upon the number of options and shares currently held by the executive and performance factors.

         The stock option grants made by the Committee are designed to align the interests of management with those of the shareholders. In order to maintain the incentive aspects of these grants, the Committee has determined that a significant percentage of any officer's stock options should be unvested option shares. Consistent with this determination, the Committee uses a four-year vesting period for all option shares and periodically reviews individual officer stock option holdings. Stock options also are issued to lower the overall cash cost of compensation.

         The Board of Directors approved option grants to several executive officers who joined the Company as it built its management team. These include:
(i) options with respect to 14,756 shares of Common Stock granted to William O. Green upon his hiring as Controller in January 1997 and an additional 34,431 shares of Common Stock upon his promotion to Chief Financial Officer in April 1997; (ii) options with respect to 135,268 shares of Common Stock granted to Eric W. Linsley upon his hiring as Vice President of Operations and Business Development in May 1997; and (iii) options with respect to 98,376 shares of Common Stock granted to Stephen C. McPhail upon his hiring as Vice President of Sales and Marketing in May 1997.

Benefits

         The Company provides medical, life insurance and retirement savings benefits to executive officers on terms generally available to all employees.

CHIEF EXECUTIVE OFFICER COMPENSATION

         In fiscal year 1997, the Company's President and Chief Executive Officer, Dr. James B. Powell, was paid a base salary of $145,279. Dr. Powell began employment with the Company on January 7, 1997. Dr. Powell's salary reflects his significant ownership interest in the Company. Because the Company does not have a bonus plan, no bonus was paid for 1997. Dr. Powell received no grants of stock options in 1997.

DEDUCTION LIMIT FOR EXECUTIVE COMPENSATION

         With respect to qualifying compensation paid to executive officers under Section 162(m) of the Internal Revenue Code, AutoCyte does not expect to have compensation exceeding the one-million-dollar limitation for the foreseeable future. Outstanding stock options granted under the Option Plan will not be subject to the limitation under applicable regulations, and AutoCyte plans to maintain the exclusion for any additional options that may be granted to employees covered by Section 162(m).

                                   By the AutoCyte, Inc. Compensation Committee,

                                   Richard A. Charpie, Ph.D.
                                   Robert E. Curry, Ph.D.
                                   Thomas P. Mac Mahon

         The following table sets forth certain compensation information for the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company whose total salary for the year ended December 31, 1997 exceeded $100,000 (together, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                                 ANNUAL           COMPENSATION         ALL OTHER
                                              COMPENSATION            AWARDS         COMPENSATION
                                         ---------------------    -------------      ------------
                                                                    Securities
                                                                    Underlying
Name and Principal Position              Year        Salary (1)     Options (#)
---------------------------              ----        ----------     -----------

James B. Powell, M.D.                     1997         $145,279            --           $ 2,542(2)
    President and Chief Executive         1996             --              --              --
    Office(4)

Ernest A. Knesel                          1997         $184,032            --           $ 4,750(2)
    Executive Vice President(5)           1996         $193,931         245,941         $22,771(3)

Thomas Gahm, Ph.D.                        1997         $164,287            --           $ 4,750(2)
    Vice President of Computer            1996         $159,509         135,268         $ 6,775(3)
    Science

James W. Geyer, Ph.D.                     1997         $131,522            --           $ 4,750(2)
    Vice President of                     1996         $124,672          98,376         $ 4,186(3)
    Laboratory Sciences

William O. Green                          1997         $101,301          49,187         $ 1,119(2)
    Vice President, Finance and           1996             --              --
    Chief Financial Officer

--------------------------

(1) The amounts shown for 1996 represent amounts paid by Roche Image Analysis Systems, Inc. ("RIAS"), the Company's predecessor, for services performed from January 1, 1996 to November 21, 1996, and amounts paid by the Company for services performed from November 22, 1996 to December 31, 1996.

(2) Represents contributions by the Company to its 401(k) plan on behalf of the Named Executive Officers.

(3) Represents payments made by RIAS in connection with the formation of the Company for accrued vacation time with RIAS.

(4) Dr. Powell joined the Company as President and Chief Executive Officer in January 1997.

(5) Mr. Knesel served as interim President from November 22, 1996 until January 1997. During that period, no executive officer held the title of Chief Executive Officer.

         The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 1997 by the Company to the Named Executive Officers. No options were granted during the last fiscal year to Dr. Powell, Mr. Knesel, Dr. Gahm or Dr. Geyer.

                        OPTION GRANTS IN LAST FISCAL YEAR


                                              Individual Grants
                              ----------------------------------------------------
                                                                                      Potential Realizable Value at
                               Number of      Percent of                                  Assumed Annual Rates of
                              Securities    Total Options     Exercise                 Stock Price Appreciation for
                              Underlying      Granted to      or Base                       Option Term($)(1)
                                Options      Employees in      Price    Expiration    -------------------------------
            Name              Granted (#)    Fiscal Year     ($/share)     Date          0%        5%(2)     10%(2)
---------------------------------------------------------------------------------------------------------------------

William O. Green..........     34,431(3)         9.8%         $0.2033     4/30/07     $337,310   $553,845   $886,052
                               14,756(4)         4.2%         $0.2033     1/31/07     $144,560   $237,360   $399,733

----------------------

(1) The values in these columns are based on the applicable rate of appreciation applied to the offering price of the Common Stock in the Company's initial public offering of $10.00 per share.

(2) The dollar amounts shown in these columns are the result of calculations at the 5% and 10% rates required by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the underlying Common Stock. No gain to the optionee is possible without an increase in price of the underlying Common Stock, which will benefit all stockholders proportionately.

(3) These options were granted on April 30, 1997 and were immediately exercisable with respect to 2,152 shares and become exercisable as to 1/45th of the remaining shares on the first day of each month following the date of grant; they would become exercisable in full upon a change in control of the Company.

(4) These options were granted on January 31, 1997 and become exercisable as to 1/48th of the shares on the first day of each month following the date of grant; they would become exercisable in full upon a change in control of the Company.

         The following table sets forth certain information concerning exercisable and unexercisable stock options held by the Named Executive Officers as of December 31, 1997. Dr. Powell held no options to purchase shares of Common Stock as of December 31, 1997.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

                                                                         Number of
                                                                         Securities
                                                                         Underlying       Value of Unexercised
                                                                        Unexercised       In-The-Money Options
                                                                         Options at                at
                                                                        Fiscal Year-          Fiscal Year-
                                                                            End (#)            End ($)(2)
                                     Shares                             ------------       -------------------
                                   Acquired on          Value           Exercisable/          Exercisable/
             Name                 Exercise (#)    Realized  ($)(1)     Unexercisable         Unexercisable
             ----                 ------------    ----------------     -------------         -------------
Ernest A. Knesel ...........          3,000            $22,265          58,368/184,123      404,006/1,274,444
Thomas Gahm, Ph.D. .........          2,000            $14,593          30,816/101,452      213,299/702,220
James W. Geyer, Ph.D........          1,500            $11,508          23,088/73,788       159,808/510,738
William O. Green............          1,625            $12,670           8,205/39,357        56,793/272,417

---------------------

(1) Based on the difference between the last sale price of the Common Stock on the date of exercise, as reported on the Nasdaq National Market, and the exercise price.

(2) Based on the difference between the last sale price of the Common Stock on December 31, 1997 as reported on the Nasdaq National Market of $7.125, and the option exercise price.


            COMPENSATION COMMITTEE INTERLOCKS, INSIDER PARTICIPATION
                            AND CERTAIN TRANSACTIONS

         From its inception in June 1997 through December 31, 1997 the Compensation Committee consisted of Dr. Charpie, Dr. Curry and Mr. Mac Mahon. Before June 1997, the Board of Directors, including Dr. James B. Powell, President and Chief Executive Officer of the Company, fulfilled the responsibilities later delegated to the Compensation Committee. None of the members of the Compensation Committee is an officer of the Company.


         Dr. Charpie is a general partner of (i) ASMC-III MCLP LLP, which is the general partner of the general partner of both Ampersand Specialty Materials and Chemicals III Limited Partnership and Ampersand Specialty Materials and Chemicals III Companion Fund Limited Partnership, and (ii) Ampersand Lab Partners MCLP LLP, which is the general partner of both Laboratory Partners I Limited Partnership and Laboratory Partners Companion Fund Limited Partnership, which, together, are a principal stockholder of the Company.

         Dr. Curry is divisional Vice President of DLJ Capital Corporation ("DLJ Capital"), the managing general partner of Sprout Capital VII, L.P. and Sprout CEO Fund, L.P., and acts as attorney-in-fact with respect to DLJ Capital's direct and indirect investments in AutoCyte. Together, these entities are a principal stockholder of the Company.

         Mr. Mac Mahon succeeded Dr. Powell as President and Chief Executive Officer of LabCorp, a publicly held company of which Dr. Powell currently is a director. Mr. Mac Mahon also serves as LabCorp's Chairman of the Board.

LabCorp Arrangements

         The Company has entered into certain ongoing arrangements with LabCorp for selling its products to LabCorp. In 1997, LabCorp purchased approximately $33,354 worth of products from the Company. The Company currently expects that LabCorp's purchases of its products in 1998 will exceed 5% of the Company's consolidated gross revenue for 1997.

         The Company has continuing arrangements with LabCorp (i) for leasing a portion of LabCorp's facility in Elon College, North Carolina and (ii) for providing cytology services in support of the Company's clinical trials. In 1997, the Company paid LabCorp approximately $111,375 and $6,624 respectively, under each of these arrangements.

Bridge Financing

         On June 27, 1997, the Company entered into a credit agreement with the Ampersand Funds, the Sprout Funds, Allemanni and certain of its stockholders (the "Lenders"). The agreement provided the Company with access to funds of up to $8,000,000 at an interest rate equal to the prime rate established by Fleet National Bank plus one percent. In consideration of this credit agreement, the Company issued to the Lenders warrants to purchase in aggregate of 207,291 shares of its Common Stock at an exercise price of $2.00 per share. The credit agreement terminated upon the closing of the Company's initial public offering, and the Company exercised its right to accelerate the expiration date of all outstanding warrants. The Company issued an aggregate of 193,554 shares of Common Stock upon exercise of the warrants.

                       COMPARATIVE STOCK PERFORMANCE GRAPH

         The following graph shows the cumulative stockholder return of the Company's Common Stock from September 5, 1997 (the first trading day for the Company's Common Stock) through December 31, 1997 as compared with that of the Nasdaq (U.S. Companies) Index and the Hambrecht & Quist Healthcare Section Excluding Biotech Index. The graph assumes the investment of $100 in the Company's Common Stock and each of the comparison groups on September 5, 1997 and assumes the reinvestment of dividends. The Company has never declared a dividend on the Common Stock of the Company. The stock price performance depicted in the graph below is not necessarily indicative of future price performance.


           COMPARISON OF CUMULATIVE TOTAL RETURN AMONG AUTOCYTE, INC.,
                        NASDAQ (U.S. COMPANIES) INDEX AND
          HAMBRECHT & QUIST HEALTHCARE SECTION EXCLUDING BIOTECH INDEX


                                    [graph[


                                           9/5/97      9/30/97    12/31/97
AutoCyte, Inc.                            $100.00       $85.00      $71.25
Nasdaq Stock Market (U.S.)                $100.00      $102.55      $96.20
H&Q Healthcare-Excluding Biotech          $100.00      $104.58     $104.57

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         AutoCyte's directors, certain of its executive officers and persons who own beneficially more than 10% of AutoCyte's Common Stock (collectively "Reporting Persons") are required under Section 16(a) of the Securities Exchange Act of 1934 to file initial reports of ownership and changes in ownership of AutoCyte securities with the Securities and Exchange Commission (the "Commission"). Reporting Persons also are required by Commission regulations to furnish AutoCyte with copies of all Section 16(a) reports they file.

         To AutoCyte's knowledge, based solely on a review of the copies of reports furnished to AutoCyte and written representations that no other reports were required, AutoCyte believes that during its 1997 fiscal year, its directors, executive officers, and 10% beneficial owners complied with all applicable Section 16(a) filing requirements except that (i) in November 1997, each of Messrs. Gahm, Geyer, Green, Knesel, Linsley and McPhail reported on an amended Form 3 holdings of warrants to purchase 1,234 shares, 498 shares, 389 shares, 1,814 shares, and 370 shares of Common Stock, respectively, that should have been reported on a Form 3 filed on September 4, 1997, (ii) in February 1998, each of Messrs. Green, Linsley and McPhail reported on an amended Form 4 for September 1997 the acquisition in May 1997 of 42,125 shares, 42,125 shares 15,000 shares of Series A Convertible Preferred Stock, respectively that should have been reported by October 10, 1997, (iii) in February 1998, each of Drs. Curry and Powell reported on an amended Form 4 for September 1997 (A) the acquisition in June 1997 of warrants to purchase 60,390 shares and 68,449 shares of Common Stock, respectively, and (B) the disposition in August 1997 of warrants to purchase 1,827 shares and 2,072 shares of Common Stock, respectively, that should have been reported by October 10, 1997, (iv) in February 1998, each of Messrs. Gahm, Geyer, Green, Knesel, Linsley and McPhail reported on an amended Form 4 for September 1997 the acquisition in August 1997 of warrants to purchase 1,234 shares, 498 shares, 389 shares, 1,814 shares and 370 shares of Common Stock, respectively, that should have been reported by October 10, 1997, (v) in February 1998, Mr. Linsley reported on an amended Form 4 for September 1997 the acquisition in September 1997 of 5,000 shares of Common Stock that should have been reported by October 10, 1997, (vi) in February 1998, each of Messrs. Gahm, Geyer, Green, Knesel and McPhail reported on a Form 4 for January 1998 the exercise in December 1997 of options with respect to 2,000 shares, 1,500 shares, 1,625 shares, 1,500 shares, 3,000 shares and 2,000 shares of Common Stock, respectively, that should have been reported by January 10, 1998, and (vii) in March 1998, Ms. Whitehead reported on a Form 4 for September 1997 the acquisition of 8,000 shares of Common Stock that should have been reported by October 10, 1997.

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

         The Board of Directors has selected the firm of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1998. Although shareholder approval of the Board of Directors' selection of Ernst & Young LLP is not required by law, the Board of Directors believes that it is advisable to give the shareholders an opportunity to ratify this selection. If this proposal is not approved at the Meeting, the Board of Directors will reconsider the selection of Ernst & Young LLP.

         The firm of Ernst & Young LLP examined the Company's financial statements for the year ended December 31, 1997. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire.


                STOCKHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

         In order to be considered for inclusion in the Company's proxy materials for the 1999 Annual Meeting of Stockholders, stockholder nominations of persons for election to the Board and proposals of business to be considered by the stockholders must be received by the Company no later than December 21, 1998. Proposals should be sent to the attention of the Assistant Secretary at the Company's offices at 112 Orange Drive, Elon College, North Carolina, 27244.


                          ADVANCE NOTICE PROVISIONS FOR
                      STOCKHOLDER PROPOSALS AND NOMINATIONS

         The By-laws provide that in order for a stockholder to bring business before or propose director nominations at an annual meeting, the stockholder must give written notice to the Secretary of the Company not less than 50 days nor more than 75 days prior to the meeting. The notice must contain specified information about the proposed business or each nominee and the stockholder making the proposal or nomination. If less than 65 days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, the notice given by the stockholder must be received not later than the 15th day following the day on which the notice of such annual meeting date was mailed or public disclosure made, whichever first occurs.


                            EXPENSES OF SOLICITATION

         The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. Proxies may be solicited by directors, officers or regular employees of the Company by mail, by telephone, in person or otherwise. No such person will receive additional compensation for such solicitation. In addition, the Company will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy material to the beneficial owners of Common Stock and to obtain voting instructions from such beneficial owners. The Company will reimburse such firms for their reasonable expenses in forwarding proxy materials and obtaining voting instructions.

                                  OTHER MATTERS

         The Meeting is called for the purposes set forth in the notice. The Board of Directors does not know of any matter for action by the stockholders at the Meeting other than the matters described in the notice. However, the enclosed proxy confers discretionary authority on the persons named therein with respect to matters which are not known to the directors at the date of printing hereof and which may properly come before the Meeting. It is the intention of the persons named in the proxy to vote in accordance with their best judgment on any such matter.

         Copies of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 as filed with the Securities and Exchange Commission are available to stockholders upon written request addressed to the President at the Company's offices at 112 Orange Drive, Elon College, North Carolina, 27244.

         Whether or not you intend to be present at the Meeting, you are urged to fill out, sign, date and return the enclosed proxy at your earliest convenience.

                                                                      APPENDIX A


                              (FRONT OF PROXY CARD)

                                 AUTOCYTE, INC.
                                112 ORANGE DRIVE
                       ELON COLLEGE, NORTH CAROLINA 27244
                                 (336) 574-0250

                  PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 28, 1998

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned stockholder of AutoCyte, Inc. (the "Company") hereby appoints Richard A. Charpie and James B. Powell, M.D., and each of them acting singly, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all of the shares of capital stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held Thursday, May 28, 1998, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                        PLEASE SIGN AND MAIL PROXY TODAY

                            MARK HERE FOR ADDRESS CHANGE AND NOTE ON REVERSE [ ]

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                                                              [SEE REVERSE SIDE]



                             (REVERSE OF PROXY CARD)

[ X ]    PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.


                                              FOR      WITHHELD


1.       Proposal to elect a director        [  ]        [  ]

         Nominee: James B. Powell, M.D.


                                              FOR       AGAINST     ABSTAIN

2.       Proposal to ratify the selection    [  ]        [  ]         [  ]
         by the Board of Directors of
         Ernst & Young LLP as the
         Company's independent public
         auditors for the current fiscal
         year.




Signature:                                     Date:
           ---------------------------------          -------------------------

Signature:                                     Date:
           ---------------------------------          -------------------------


NOTE: Please sign exactly as name appears on stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.